Exhibit 23.2
                       Consent of Independent Accountants

      We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement of Atec Group, Inc. on Form S-8 of our report dated August 21, 1998, except for Note 2(c) as to which the date is October 10, 1998, on our audits of the consolidated financial statements of Atec Group, Inc. and subsidiaries as of June 30, 1998, which report is included in the Company's Annual Report on Form 10-K/A1 filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts".

      Weinick Sanders Leventhal & Co., LLP
      ------------------------------------
      /s/Weinick Sanders Leventhal & Co., LLP

      New York, N.Y.
      May 4, 1999